Exhibit 19.1

THE SINGING MACHINE COMPANY, INC.

INSIDER TRADING POLICY

(effective July 25, 2022)

Background

The board of directors of The Singing Machine Company, Inc. (the “Company”) has adopted this Insider Trading Policy for directors, officers, employees and consultants of the Company and its affiliates with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. The securities rules do not recognize any mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Should you have any questions regarding this policy, please contact the Company’s Chief Financial Officer.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $2,166,279 (subject to adjustment for inflation) and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company or its affiliates, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).

In addition, subject to the last sentence in this paragraph, this Policy applies to any entities that you influence or control (including corporations, limited liability companies, partnerships or trusts). For entities that are venture or similar investment funds, you have influence or control of the shares held by those funds if you can vote or dispose of them. Any transactions by entities that you have influence or control over should be treated for purposes of this Policy and applicable securities laws as if they were for your own account. However, this Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., a venture capital or similar investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

You are responsible for ensuring compliance with this policy by any such person or entity whose transactions are subject to this policy.

Companies Covered. The prohibition on insider trading in this policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, as described below.

●	Stock Option Exercises. This policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

2

●	Restricted Stock Units or Restricted Stock Awards. This policy’s trading restrictions generally do not apply to the vesting of restricted stock units or restricted stock awards or the Company’s withholding of shares to satisfy tax withholding requirements upon the vesting of such awards (assuming such withholding is permitted by the Company). The trading restrictions do apply, however, to any market sale of stock received upon vesting of such awards.

●	Employee Stock Purchase Plan. This policy’s trading restrictions do not apply to purchases of Company stock in an employee stock purchase plan resulting from your periodic payroll contributions to the plan under an election you made at the time of enrollment in the plan. The trading restrictions do apply to your sales of Company stock purchased under the plan.

●	401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions do apply, however, to elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

●	Dividend Reinvestment Plan. This policy’s trading restrictions do not apply to purchases of Company stock under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The trading restrictions do apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. This policy also applies to your sale of any Company stock purchased pursuant to the plan.

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

3

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s board of directors has adopted an Addendum to Insider Trading Policy that applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”), and certain designated employees and consultants of the Company and its affiliates who have access to material nonpublic information about the Company. The Company will notify you if you are subject to the addendum.

The addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods (beginning 15 days before the end of a quarter and ending after the second full business day following the release of the Company’s earnings for that quarter) and during certain event-specific blackouts. Persons covered by the addendum also must pre-clear all transactions in the Company’s securities.

Definition of Material Nonpublic Information

Note that inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

●	Projections of financial performance, including future earnings or losses or other earnings guidance.
●	Financial results of a completed period.
●	Earnings that are inconsistent with the consensus expectations of the investment community.
●	A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
●	A pending or proposed joint venture.
●	A change in management.
●	Major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities.
●	Severe financial liquidity problems.
●	Actual or threatened major litigation, or the resolution of such litigation.

4

●	A cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data, or a product or service.
●	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
●	Development of a significant new product, process or service.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales. Short sales (the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance. For these reasons, you may not engage in short sales of the Company’s securities, including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Given the relatively short term of publicly traded options, you may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders and limit orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. As a result, a standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. The Company discourages such standing order transactions on Company securities.

5

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, all directors, officers, employees and consultants of the Company are prohibited from engaging in such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Chief Financial Officer of General Counsel if there is one, at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-Termination Transactions

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or an affiliate as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

6

Please consult the Company’s management for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause.

Company Assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Chief Financial Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Certification

All employees must certify their understanding of, and intent to comply with, this policy. A copy of the certification that employees must sign is enclosed with this policy. Directors, executive officers and certain employees and consultants are subject to an “Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures.” Persons who are covered by the addendum should sign the certification attached to the addendum instead of the one enclosed with this policy.

7

THE SINGING MACHINE COMPANY, INC.

INSIDER TRADING POLICY

CERTIFICATION

To The Singing Machine Company, Inc.:

I, ____________________________ (name), have received and read a copy of The Singing Machine Company, Inc. Insider Trading Policy dated ________, 2022. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with The Singing Machine Company, Inc. or an affiliate. I understand that my failure to comply in all respects with the policy is a basis for termination for cause of my employment or other service relationship with The Singing Machine Company, Inc. or an affiliate.

(Signature)

(Date)

8

THE SINGING MACHINE COMPANY, INC.

ADDENDUM TO INSIDER TRADING POLICY REGARDING PRE-
CLEARANCE AND BLACKOUT PROCEDURES

(effective July 2022)

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s board of directors has adopted this Addendum to Insider Trading Policy. This addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”) and certain designated employees and consultants of the Company and its affiliates who have access to material nonpublic information about the Company (collectively, “covered persons”). The names and/or positions of the covered persons subject to this addendum are listed on the attached Schedule I. The Company may from time to time designate other individuals who are subject to this addendum and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual. For avoidance of doubt, this addendum shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., a venture capital or similar investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and such entity shall not be deemed a covered person for purposes of this addendum.

This addendum is in addition to and supplements the Company’s Insider Trading Policy.

Directors and executive officers are also subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16.

Pre-clearance Procedures

Covered persons are covered by the following pre-clearance procedures.

Covered persons, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial or General Counsel, if there is one (each, the “compliance officer”). A request for pre-clearance should be submitted to the compliance officer at least two business days in advance of the proposed transaction. The compliance officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The compliance officer himself or herself may not trade in Company securities unless the Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this addendum.

Blackout Procedures

All covered persons are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning 15 days prior to the end of the quarter and ending after the second full business day following the release of the Company’s earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule I attached to this addendum and all other persons who are informed by the compliance officer that they are subject to the quarterly blackout periods.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the compliance officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the compliance officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Covered persons may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

2

Hardship Exceptions. A covered person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the compliance officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the compliance officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period or to a director or executive officer.

Exception for Approved 10b5-1 Plans

Trades by covered persons in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all 10b5-1 plans be pre-cleared in writing in advance by the compliance officer. 10b5-1 plans generally may not be adopted or amended during a blackout period and may only be adopted or amended when the person adopting or amending the plan is not aware of material nonpublic information.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Company Assistance

Your compliance with this addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the compliance officer.

Certification

All covered persons subject to the procedures set forth in this addendum must certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this addendum on the form attached to this addendum.

3

THE SINGING MACHINE COMPANY, INC.

ADDENDUM TO INSIDER TRADING POLICY REGARDING
PRECLEARANCE AND BLACKOUT PROCEDURES

CERTIFICATION

To The Singing Machine Company, Inc.:

I, ____________________________ (name), have received and read a copy of The Singing Machine Company, Inc. Insider Trading Policy dated ________, 2022 and the Addendum to Insider Trading Policy dated ___________, 2022 regarding pre-clearance and blackout procedures. I hereby agree to comply with the specific requirements of the policy and the addendum in all respects during my employment or other service relationship with The Singing Machine Company, Inc. or an affiliate. I understand that my failure to comply in all respects with the policy and the addendum is a basis for termination for cause of my employment or other service relationship with The Singing Machine Company, Inc. or an affiliate.

(Signature)

(Date)

Schedule I

Covered Persons

2